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Exhibit 9.1(i)

AMENDMENT NO. 8
TO VOTING TRUST AGREEMENT

        Amendment No. 8 dated as of April 9, 1998 (the "Amendment"), to the Voting Trust Agreement, dated as of July 1, 1991, as amended (the "Voting Trust Agreement"), by and between Richard Young, Sharon Conroy and Vincent Young, as Trustees under the Agreement of Trust (the "Family Trust Agreement") dated December 31, 1990, and Vincent Young and Richard Young, as trustees (the "Trustees").

        WHEREAS, Vincent Young, as Trustee under the Family Trust Agreement, has distributed to Scott I. Fulmer, from the separate trust fund for Scott I. Fulmer created pursuant to the Family Trust Agreement, 4,775 shares (the "Shares") of Class B Common Stock, $.001 par value, of Young Broadcasting Inc., a Delaware corporation; and

        WHEREAS, the Trustees desire to amend Exhibit A to the Voting Trust Agreement to reflect the removal of the Shares from the voting trust created by the Voting Trust Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

        1.    All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Voting Trust Agreement.

        2.    The Voting Trust Agreement is hereby amended by amending Exhibit A thereto to give the effect to the removal of the Shares from the voting trust created by the Voting Trust Agreement.

        3.    A copy of Exhibit A, as so amended, is attached hereto and made a part hereof.

        4.    Except as amended hereby, the Voting Trust Agreement shall remain in full force and effect. The Trustees shall give notice of this Amendment to the registered owners of Trust Certificates.

        IN WITNESS WHEREOF, the Trustees have executed this Amendment as of the date and year first above written.

/s/ VINCENT YOUNG Vincent Young, as Trustee

/s/ RICHARD YOUNG Richard Young, as Trustee

        The undersigned, being collectively the registered owners of Trust Certificates representing a majority of the aggregate number of shares represented by all outstanding Trust Certificates, hereby consent to the foregoing Amendment No. 8 to the Voting Trust Agreement as of the date first above written.

/s/ VINCENT YOUNG Vincent Young, as Trustee under the Agreement of Trust dated December 31, 1990

/s/ RICHARD YOUNG Richard Young

Exhibit A

Name of Stockholder	Number of Shares
Sharon Conroy	16,070
Richard Young	24,042
Vincent Young, as Trustee under the Agreement of Trust dated December 31, 1990 F/B/O Rachel Young	4,522
Vincent Young, as Trustee under the Agreement of Trust dated December 31, 1990 F/B/O Kinley Young	4,522
Vincent Young, as Trustee under the Agreement of Trust dated December 31, 1990 F/B/O Alexander Young	4,522
Vincent Young, as Trustee under the Agreement of Trust dated December 31, 1990 F/B/O Tyler Young	4,522
Vincent Young, as Trustee under the Agreement of Trust dated December 31, 1990 F/B/O Thomas T. Allan	15,172
Vincent Young, as Trustee under the Agreement of Trust dated December 31, 1990 F/B/O Margaret Young	7,100
Vincent Young, as Trustee under the Agreement of Trust dated December 31, 1990 F/B/O Kelly Young	7,100
87,572

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AMENDMENT NO. 8 TO VOTING TRUST AGREEMENT
Exhibit A